EXHIBIT 99.2

Item 1.  Financial Statements

AECOM

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2015	September 30, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$461,155	$521,784
Cash in consolidated joint ventures	151,442	52,404
Total cash and cash equivalents	612,597	574,188
Accounts receivable—net	4,785,335	2,654,976
Prepaid expenses and other current assets	383,870	177,536
Income taxes receivable	94,218	1,541
Deferred tax assets—net	109,163	25,872
TOTAL CURRENT ASSETS	5,985,183	3,434,113
PROPERTY AND EQUIPMENT—NET	792,558	281,979
DEFERRED TAX ASSETS—NET	80,097	118,038
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	336,221	142,901
GOODWILL	5,665,369	1,937,338
INTANGIBLE ASSETS—NET	854,493	90,238
OTHER NON-CURRENT ASSETS	302,084	118,770
TOTAL ASSETS	$14,016,005	$6,123,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$11,688	$23,915
Accounts payable	1,682,113	1,047,155
Accrued expenses and other current liabilities	1,901,819	964,627
Billings in excess of costs on uncompleted contracts	673,151	379,574
Deferred tax liability—net	27,695	—
Current portion of long-term debt	164,638	40,498
TOTAL CURRENT LIABILITIES	4,461,104	2,455,769
OTHER LONG-TERM LIABILITIES	311,595	233,977
DEFERRED TAX LIABILITY—NET	252,016	844
PENSION AND POST-RETIREMENT BENEFIT OBLIGATIONS	578,874	220,742
LONG-TERM DEBT	4,691,571	939,565
TOTAL LIABILITIES	10,295,160	3,850,897

COMMITMENTS AND CONTINGENCIES (Note 15)

AECOM STOCKHOLDERS’ EQUITY:
Common stock—authorized, 300,000,000 shares of $0.01 par value as of March 31, 2015 and September 30, 2014; issued and outstanding 150,029,227 and 96,715,797 shares as of March 31, 2015 and September 30, 2014, respectively	1,500	967
Additional paid-in capital	3,472,488	1,864,971
Accumulated other comprehensive loss	(582,893)	(356,602)
Retained earnings	538,472	677,181
TOTAL AECOM STOCKHOLDERS’ EQUITY	3,429,567	2,186,517
Noncontrolling interests	291,278	85,963
TOTAL STOCKHOLDERS’ EQUITY	3,720,845	2,272,480
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,016,005	$6,123,377

See accompanying Notes to Consolidated Financial Statements.

AECOM

Consolidated Statements of Operations

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Revenue	$4,506,197	$1,872,224	$8,716,665	$3,826,099

Cost of revenue	4,402,885	1,784,817	8,478,623	3,660,494
Gross profit	103,312	87,407	238,042	165,605

Equity in earnings of joint ventures	24,628	7,436	48,552	43,519
General and administrative expenses	(29,797)	(26,449)	(64,135)	(50,294)
Acquisition and integration expense	(91,599)	—	(230,062)	—
Income (loss) from operations	6,544	68,394	(7,603)	158,830

Other (expense) income	(1,038)	(195)	1,541	(178)
Interest expense	(60,663)	(10,498)	(179,361)	(20,925)
(Loss) income before income tax expense	(55,157)	57,701	(185,423)	137,727

Income tax (benefit) expense	(75,761)	15,205	(87,960)	38,690
Net income (loss)	20,604	42,496	(97,463)	99,037
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(20,338)	(2,304)	(41,246)	(2,449)
Net income (loss) attributable to AECOM	$266	$40,192	$(138,709)	$96,588

Net (loss) income attributable to AECOM per share:
Basic	$—	$0.41	$(0.95)	$1.00
Diluted	$—	$0.41	$(0.95)	$0.99

Weighted average shares outstanding:
Basic	151,053	97,012	146,472	96,657
Diluted	152,818	98,337	146,472	97,964

See accompanying Notes to Consolidated Financial Statements.

AECOM

Consolidated Statements of Comprehensive Income (Loss)

(unaudited—in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Net income (loss)	$20,604	$42,496	$(97,463)	$99,037
Other comprehensive (loss) income, net of tax:
Net unrealized (loss) gain on derivatives, net of tax	(4,184)	378	(5,241)	694
Foreign currency translation adjustments	(109,517)	2,175	(237,616)	(23,637)
Pension adjustments, net of tax	5,773	356	13,779	(606)
Other comprehensive (loss) income, net of tax	(107,928)	2,909	(229,078)	(23,549)
Comprehensive (loss) income, net of tax	(87,324)	45,405	(326,541)	75,488
Noncontrolling interests in comprehensive loss of consolidated subsidiaries, net of tax	(19,612)	(2,242)	(38,459)	(1,867)
Comprehensive (loss) income attributable to AECOM, net of tax	$(106,936)	$43,163	$(365,000)	$73,621

See accompanying Notes to Consolidated Financial Statements.

AECOM

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Six Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(97,463)	$99,037
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	316,444	46,142
Equity in earnings of unconsolidated joint ventures	(48,552)	(43,519)
Distribution of earnings from unconsolidated joint ventures	73,368	14,720
Non-cash stock compensation	51,564	21,187
Prepayment penalty on unsecured senior notes	55,639	—
Excess tax benefit from share-based payment	(2,560)	(564)
Foreign currency translation	(32,574)	(7,614)
Write-off of debt issuance costs	8,997	—
Other	(386)	3,022
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	444,742	66,898
Prepaid expenses and other assets	(74,858)	(5,047)
Accounts payable	(76,948)	17,196
Accrued expenses and other current liabilities	(164,899)	(96,802)
Billings in excess of costs on uncompleted contracts	(80,146)	2,464
Other long-term liabilities	(39,766)	(4,568)
Income taxes payable	—	(6,556)
Net cash provided by operating activities	332,602	105,996

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(3,279,239)	(659)
Cash acquired from consolidation of joint venture	—	18,955
Net investment in unconsolidated joint ventures	(14,759)	(40,322)
Proceeds from sale of investments	574	1,381
Payments for capital expenditures, net of disposals	(55,587)	(33,167)
Net cash used in investing activities	(3,349,011)	(53,812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	4,765,528	1,041,269
Repayments of borrowings under credit agreements	(3,075,118)	(1,113,937)
Issuance of unsecured senior notes	1,600,000	—
Net change in overdrafts	(19,160)	(25,272)
Prepayment penalty on unsecured senior notes	(55,639)	—
Cash paid for debt and equity issuance costs	(87,098)	(2,563)
Proceeds from issuance of common stock	8,713	7,937
Proceeds from exercise of stock options	4,474	5,945
Payments to repurchase common stock	(11,535)	(34,179)
Excess tax benefit from share-based payment	2,560	564
Net distributions to noncontrolling interests	(58,875)	(24,632)
Net cash provided by (used in) financing activities	3,073,850	(144,868)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(19,032)	(5,450)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	38,409	(98,134)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	574,188	600,677
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$612,597	$502,543

NON-CASH INVESTING AND FINANCING ACTIVITY
Common stock issued in acquisitions	$1,554,912	$—
Debt assumed from acquisitions	$567,656	$—

See accompanying Notes to Consolidated Financial Statements.

AECOM

Notes to Consolidated Financial Statements

(unaudited)

1.     Basis of Presentation

Effective January 5, 2015, the official name of the Company changed from AECOM Technology Corporation to AECOM. The accompanying consolidated financial statements of AECOM (the Company) are unaudited and, in the opinion of management, include all adjustments, including all normal recurring items necessary for a fair statement of the Company’s financial position and results of operations for the periods presented. All inter-company balances and transactions are eliminated in consolidation.

The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended September 30, 2014 (the Annual Report). The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles (GAAP) in the U.S. for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Certain immaterial reclassifications were made to the prior year to conform to current year presentation.

In connection with the Company’s acquisition of URS Corporation (URS), commencing with the three months ended December 31, 2014, the Company has realigned its reportable segments from two to three segments to reflect the operations of the combined company. The Company now operates in three reportable segments, as described in more detail in Note 16 — Reportable Segments.

The consolidated financial statements included in this report, with the exception of the new business segment, have been prepared consistently with the accounting policies described in the Annual Report and should be read together with the Annual Report.

The Company has revised comparative segment information that was contained in the Company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2014, to reflect the new global business segment structure. The adjusted segment information constitutes a reclassification and has no impact on reported net income or earnings per share for preceding periods. This change does not restate information previously reported in the consolidated statements of income, consolidated balance sheets, consolidated statements of stockholders’ equity or consolidated statements of cash flows for the Company for preceding periods.

Information included in the Annual Report remains unchanged. The adjusted segment information does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the change in segments as described above.

The results of operations for the three and six months ended March 31, 2015 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2015.

The Company reports its annual results of operations based on 52 or 53-week periods ending on the Friday nearest September 30. The Company reports its quarterly results of operations based on periods ending on the Friday nearest December 31, March 31, and June 30. For clarity of presentation, all periods are presented as if the periods ended on September 30, December 31, March 31, and June 30.

2.     New Accounting Pronouncements and Changes in Accounting

In February 2013, the Financial Accounting Standards Board (FASB) issued new accounting guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation (within the scope of this guidance) is fixed at the reporting date. Examples of obligations within the scope of this guidance include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. This new guidance was effective for annual reporting periods beginning after December 15, 2013 and subsequent interim periods. This guidance was effective for the Company’s fiscal year beginning October 1, 2014 and did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued new accounting guidance that requires the presentation of unrecognized tax benefits as a reduction of the deferred tax assets, when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance was effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. This guidance was effective for the Company’s fiscal year beginning October 1, 2014 and did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued new accounting guidance which amended the existing accounting standards for revenue recognition. The new accounting guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The guidance was initially scheduled to become effective for the Company’s fiscal year beginning October 1, 2017. However, the FASB has proposed a one-year deferral in the required adoption date of this standard. If the FASB’s proposal is approved, this guidance would be effective for the Company’s fiscal year beginning October 1, 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company has selected the modified retrospective transition method, in which the Company will recognize the cumulative effect as of the date of initial application. The Company is currently in the process of evaluating the impact of the adoption of the new accounting guidance on its consolidated financial statements.

In February 2015, the FASB issued amended guidance to the consolidation standard which updates the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendment modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities and affects the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships, among other provisions. This amended guidance will be effective for the Company’s fiscal year beginning October 1, 2016. The Company is currently assessing the impact of the adoption that the amended guidance will have on its consolidated financial statements.

3.     Business Acquisitions, Goodwill and Intangible Assets

On October 17, 2014, the Company completed the acquisition of the U.S. headquartered URS, an international provider of engineering, construction, and technical services, by purchasing 100% of the outstanding shares of URS common stock. The purpose of the acquisition was to further diversify the Company’s market presence and accelerate the Company’s strategy to create an integrated delivery platform for customers. The Company paid a total consideration of approximately $2.3 billion in cash and issued approximately $1.6 billion of AECOM common stock to the former stockholders and certain equity award holders of URS. In connection with the acquisition, the Company also assumed URS’s senior notes totaling $1.0 billion, and subsequently repaid in full URS’s $0.6 billion 2011 term loan and $0.1 billion of URS’s revolving line of credit. Upon the occurrence of a change in control of URS, the URS senior noteholders had the right to redeem their notes at a cash price equal to 101% of the principal amount of the notes. Accordingly, on October 24, 2014, the Company purchased $0.6 billion of URS’s senior notes from the noteholders. See also Note 7, Debt.

The following summarizes the estimated fair values of URS assets acquired and liabilities assumed (in millions), as of the acquisition date:

Cash and cash equivalents	$284.8
Accounts receivable	2,579.1
Prepaid expenses and other current assets	356.4
Property and equipment	579.9
Identifiable intangible assets:
Customer relationships, contracts and backlog	983.8
Tradename	7.8
Total identifiable intangible assets	991.6
Goodwill	3,846.9
Other non-current assets	335.2
Accounts payable	(720.0)
Accrued expenses and other current liabilities	(1,136.0)
Billings in excess of costs on uncompleted contracts	(369.0)
Current portion of long-term debt	(47.4)
Other long-term liabilities	(433.0)
Pension and post-retirement benefit obligations	(402.1)
Long-term debt	(520.2)
Noncontrolling interests	(225.6)
Net assets acquired	$5,120.6

Backlog and customer relationships represent the fair value of existing contracts and the underlying customer relationships and have lives ranging from 1 to 11 years (weighted average lives of approximately 3 years). Other intangible assets primarily consist of the fair value of office leases.

The purchase price allocation is based upon preliminary information and is subject to change when additional information is obtained. Goodwill recognized largely results from a substantial assembled workforce, which does not qualify for separate recognition, as well as expected future synergies from combining operations. The Company has not completed its final assessment of the fair values of purchased receivables, intangible assets, property and equipment, tax balances, contingent liabilities, long-term leases or acquired contracts. The final purchase price allocation will result in adjustments to certain assets and liabilities, including the residual amount allocated to goodwill. See Note 15, Commitments and Contingencies, relating to URS project contingencies, including matters disclosed about URS-owned Washington Group and Flint Energy Services entities. Included in accrued expenses and other current liabilities above is approximately $125 million related to legal matters.

The following presents summarized unaudited pro forma operating results assuming that the Company had acquired URS at October 1, 2013. These pro forma operating results are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved had the related events occurred.

	Six Months Ended
	March 31, 2015	March 31, 2014
	(in millions)
Revenue	$9,044	$9,082
Income from continuing operations	$207	$10
Net income (loss)	$137	$(105)
Net income (loss) attributable to AECOM	$85	$(130)

Net income (loss) attributable to AECOM per share:
Basic	$0.56	$(0.86)
Diluted	$0.56	$(0.86)

Since the acquisition date, URS contributed $4.2 billion in revenue and $46.8 million in income from operations during the six months ended March 31, 2015. Amortization of intangible assets relating to URS was $93.4 million during the three months ended March 31, 2015 and $192.4 million during the six months ended March 31, 2015 since the acquisition date. Additionally, included in equity in earnings of joint ventures and noncontrolling interests was intangible amortization expense of $9.7 million and $(5.7) million, respectively, during the three months ended March 31, 2015 related to joint venture fair value adjustments and $17.8 million and $(15.2) million, respectively, during the six months ended March 31, 2015 related to joint venture fair value adjustments.

Billings in excess of costs on uncompleted contracts includes a margin fair value liability associated with long-term contracts acquired in connection with the acquisition of URS on October 17, 2014. This margin fair value liability was $172.9 million at the acquisition date, and its carrying value was $118.7 million at March 31, 2015, and is recognized as revenue on a percentage-of-completion basis as the applicable projects progress. The Company anticipates the remaining liability will be recognized as revenue over the next one to five years. Revenue and the related income from operations recognized during the three and six months ended March 31, 2015 was $29.8 million and $54.2 million, respectively.

During the three months ended March 31, 2015, the Company updated certain provisional amounts reflected in the preliminary purchase price allocation, as summarized in the estimated fair values of URS assets acquired and liabilities assumed above. Specifically, the carrying amount of the intangible assets and the margin fair value liability discussed above were retrospectively increased by $161.6 million and $172.9 million, respectively. These measurement period adjustments require the revision of comparative financial information for the quarter ended December 31, 2014. The adjustments to intangible assets increased amortization expense for the three months ended December 31, 2014 by $53.9 million. The adjustments to the margin fair value liability increased revenue for the three months ended December 31, 2014 by $24.4 million. The net effect of these adjustments to noncontrolling interests was an increase of $2.3 million for the three months ended December 31, 2014.

Acquisition and integration expenses in the accompanying consolidated statements of operations for the three and six months ended March 31, 2015 comprised of the following (in millions):

	Three months ended March 31, 2015	Six months ended March 31, 2015

Severance and personnel costs	$42.2	$151.5
Professional service, real estate-related, and other expenses	49.4	78.6
Total	$91.6	$230.1

Included in severance and personnel costs for the six months ended March 31, 2015 was $63.4 million of severance expense, of which $21.2 million was paid as of March 31, 2015. All acquisition and integration expenses are classified within corporate, as presented in Note 16.

Interest expense in the accompanying consolidated statements of operations for the three and six months ended March 31, 2015 included acquisition related financing expenses of $4.0 million and $72.0 million, respectively. The acquisition related financing expenses of $72.0 million recognized in interest expense for the six months ended March 31, 2015 primarily consisted of a $55.6 million penalty from the prepayment of the Company’s unsecured senior notes, and $9.0 million related to the write-off of capitalized debt issuance costs from its unsecured senior notes, unsecured revolving credit facility, and unsecured term credit agreement.

The changes in the carrying value of goodwill by reportable segment for the six months ended March 31, 2015 and 2014 were as follows:

	September 30, 2014	Acquired	Post- Acquisition Adjustments	Foreign Exchange Impact	March 31, 2015
	(in millions)
Design and Consulting Services	$1,479.2	$1,768.2	$5.5	$(60.4)	$3,192.5
Construction Services	276.9	370.2	4.2	(24.1)	627.2
Management Services	181.2	1,708.5	—	(44.0)	1,845.7
Total	$1,937.3	$3,846.9	$9.7	$(128.5)	$5,665.4

	September 30, 2013	Acquired	Post- Acquisition Adjustments	Foreign Exchange Impact	March 31, 2014
	(in millions)
Design and Consulting Services	$1,414.1	$79.1	$5.0	$(8.5)	$1,489.7
Construction Services	216.5	—	—	—	216.5
Management Services	181.2	—	—	—	181.2
Total	$1,811.8	$79.1	$5.0	$(8.5)	$1,887.4

The gross amounts and accumulated amortization of the Company’s acquired identifiable intangible assets with finite useful lives as of March 31, 2015 and September 30, 2014, included in intangible assets—net, in the accompanying consolidated balance sheets, were as follows:

	March 31, 2015			September 30, 2014
	Gross Amount	Accumulated Amortization	Intangible Assets, Net	Gross Amount	Accumulated Amortization	Intangible Assets, Net	Amortization Period
	(in millions)						(years)
Backlog and customer relationships	$1,236.9	$(382.7)	$854.2	$271.6	$(182.8)	$88.8	1 — 11
Trademark / tradename	16.4	(16.1)	0.3	9.3	(7.9)	1.4	0.3 — 2
Total	$1,253.3	$(398.8)	$854.5	$280.9	$(190.7)	$90.2

Amortization expense of acquired intangible assets included within cost of revenue was $208.1 million and $11.4 million for the six months ended March 31, 2015 and 2014, respectively. The following table presents estimated amortization expense of intangible assets for the remainder of fiscal 2015 and for the succeeding years:

Fiscal Year	(in millions)
2015 (six months remaining)	$196.0
2016	191.3
2017	97.6
2018	79.2
2019	73.8
Thereafter	216.6
Total	$854.5

4.     Accounts Receivable—Net

Net accounts receivable consisted of the following as of March 31, 2015 and September 30, 2014:

	March 31, 2015	September 30, 2014
	(in millions)
Billed	$2,365.6	$1,248.4
Unbilled	2,093.3	1,214.8
Contract retentions	403.0	263.9
Total accounts receivable—gross	4,861.9	2,727.1
Allowance for doubtful accounts	(76.6)	(72.1)
Total accounts receivable—net	$4,785.3	$2,655.0

Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represent contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the period end. Substantially all unbilled receivables as of March 31, 2015 and September 30, 2014 are expected to be billed and collected within twelve months. Contract retentions represent amounts invoiced to clients where payments have been withheld pending the completion of certain milestones, or other contractual conditions or upon the completion of a project. These retention agreements vary from project to project and could be outstanding for several months or years.

Allowances for doubtful accounts have been determined through specific identification of amounts considered to be uncollectible and potential write-offs, plus a non-specific allowance for other amounts for which some potential loss has been determined to be probable based on current and past experience.

Other than the U.S. government, no single client accounted for more than 10% of the Company’s outstanding receivables at March 31, 2015 or September 30, 2014.

The Company has sold trade receivables to financial institutions, of which $181.2 million and $111.9 million was outstanding as of March 31, 2015 and September 30, 2014, respectively. The Company does not retain financial or legal obligations for these receivables that would result in material losses. The Company’s ongoing involvement is limited to the remittance of customer payments to the financial institutions with respect to the sold trade receivables.

5.     Joint Ventures and Variable Interest Entities

The Company’s joint ventures provide architecture, engineering, program management, construction management and operations and maintenance services. Joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is typically controlled by a joint venture executive committee, comprised of representatives from the joint venture partners. The joint venture executive committee normally provides management oversight and controls decisions which could have significant impact on the joint venture.

Some of the Company’s joint ventures have no employees and minimal operating expenses. For these joint ventures, the Company’s employees perform work for the joint venture, which is then billed to a third-party customer by the joint venture. These joint ventures function as pass through entities to bill the third-party customer. For consolidated joint ventures of this type, the Company records the entire amount of the services performed and the costs associated with these services, including the services provided by the other joint venture partners, in the Company’s results of operations. For certain of these joint ventures where a fee is added by an unconsolidated joint venture to client billings, the Company’s portion of that fee is recorded in equity in earnings of joint ventures.

The Company also has joint ventures that have their own employees and operating expenses, and to which the Company generally makes a capital contribution. The Company accounts for these joint ventures either as consolidated entities or equity method investments based on the criteria further discussed below.

The Company follows guidance issued by the FASB on the consolidation of variable interest entities (VIEs) that requires companies to utilize a qualitative approach to determine whether it is the primary beneficiary of a VIE. The process for identifying the primary beneficiary of a VIE requires consideration of the factors that indicate a party has the power to direct the activities that most significantly impact the joint venture’s economic performance, including powers granted to the joint venture’s program manager, powers contained in the joint venture governing board and, to a certain extent, a company’s economic interest in the joint venture. The Company analyzes its joint ventures and classifies them as either:

•      a VIE that must be consolidated because the Company is the primary beneficiary or the joint venture is not a VIE and the Company holds the majority voting interest with no significant participative rights available to the other partners; or

•      a VIE that does not require consolidation and is treated as an equity method investment because the Company is not the primary beneficiary or the joint venture is not a VIE and the Company does not hold the majority voting interest.

As part of the above analysis, if it is determined that the Company has the power to direct the activities that most significantly impact the joint venture’s economic performance, the Company considers whether or not it has the obligation to absorb losses or rights to receive benefits of the VIE that could potentially be significant to the VIE.

Contractually required support provided to the Company’s joint ventures is further discussed in Note 15.

Summary of unaudited financial information of the consolidated joint ventures is as follows:

	March 31, 2015	September 30, 2014
	(in millions)
Current assets	$677.9	$314.1
Non-current assets	251.2	106.2
Total assets	$929.1	$420.3

Current liabilities	$375.7	$229.1
Non-current liabilities	7.9	—
Total liabilities	383.6	229.1

Total AECOM equity	264.8	116.6
Noncontrolling interests	280.7	74.6
Total owners’ equity	545.5	191.2
Total liabilities and owners’ equity	$929.1	$420.3

Total revenue of the consolidated joint ventures was $1,188.9 million and $229.3 million for the six months ended March 31, 2015 and 2014, respectively. The assets of the Company’s consolidated joint ventures are restricted for use only by the particular joint venture and are not available for the general operations of the Company.

Summary of unaudited financial information of the unconsolidated joint ventures is as follows:

	March 31, 2015	September 30, 2014
	(in millions)
Current assets	$1,159.4	$539.6
Non-current assets	524.0	273.7
Total assets	$1,683.4	$813.3

Current liabilities	$870.8	$397.9
Non-current liabilities	121.1	91.0
Total liabilities	991.9	488.9

Joint venturers’ equity	691.5	324.4
Total liabilities and joint ventures’ equity	$1,683.4	$813.3

AECOM’s investment in joint ventures	$336.2	$142.9

	Six Months Ended
	March 31, 2015	March 31, 2014
	(in millions)
Revenue	$2,175.6	$991.7
Cost of revenue	2,059.0	957.4
Gross profit	$116.6	$34.3
Net income	$104.2	$34.3

Summary of AECOM’s equity in earnings of unconsolidated joint ventures is as follows:

	Six Months Ended
	March 31, 2015	March 31, 2014
	(in millions)
Pass through joint ventures	$13.4	$3.2
Other joint ventures	35.2	40.3
Total	$48.6	$43.5

Included in equity in earnings above, the Company recorded a $37.4 million gain upon change in control ($23.4 million, net of tax) of an unconsolidated joint venture in the quarter ended December 31, 2013. The Company obtained control of the joint venture through modifications to the joint venture’s operating agreement, which required the Company to consolidate the joint venture. The acquisition date fair value of the previously held equity interest was $58.0 million, excluding control premium. The measurement of the fair value of the equity interest immediately before obtaining control of the joint venture resulted in the pre-tax gain of $37.4 million. The Company utilized income and market approaches, in addition to obtaining an independent third party valuation, in determining the joint venture’s fair value, which includes making assumptions about variables such as revenue growth rates, profitability, discount rates, and industry market multiples. These assumptions are subject to a high degree of judgment. Total assets and liabilities of this entity that were consolidated at the acquisition date were $201.0 million and $48.0 million, respectively. This acquisition did not meet the quantitative thresholds to require pro forma disclosures of operating results based on the Company’s consolidated assets, investments and net income. This joint venture performs engineering and program management services in the Middle East and is included in the Company’s Design and Consulting Services segment.

6.     Pension and Post-Retirement Benefit Obligations

The following table details the components of net periodic cost for the Company’s pension and post-retirement plans for the three and six months ended March 31, 2015 and 2014:

	Three Months Ended				Six Months Ended
	March 31, 2015		March 31, 2014		March 31, 2015		March 31, 2014
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Components of net periodic cost:
Service costs	$1.7	$0.2	$—	$0.2	$3.2	$0.5	$—	$0.4
Interest cost on projected benefit obligation	7.2	11.6	1.9	7.0	13.6	22.9	3.8	13.8
Expected return on plan assets	(7.6)	(12.2)	(2.1)	(6.5)	(14.3)	(24.1)	(4.2)	(12.9)
Amortization of prior service costs	—	—	—	(0.1)	—	(0.1)	—	(0.1)
Amortization of net loss	1.1	1.5	1.0	1.2	2.2	3.0	2.0	2.4
Settlement loss recognized	—	—	—	—	—	0.4	—	—
Net periodic cost	$2.4	$1.1	$0.8	$1.8	$4.7	$2.6	$1.6	$3.6

The total amounts of employer contributions paid for the six months ended March 31, 2015 were $21.3 million for U.S. plans and $11.3 million for non-U.S. plans. The expected remaining scheduled annual employer contributions for the fiscal year ending September 30, 2015 are $8.3 million for U.S. plans and $11.9 million for non-U.S. plans. The aggregate pension and post-retirement benefit obligations were $591.9 million and $221.3 million as of March 31, 2015 and September 30, 2014, respectively. The long-term portion of the aggregate pension and post-retirement deficit was $578.9 million and $220.7 million as of March 31, 2015 and September 30, 2014, respectively.

7.     Debt

Debt consisted of the following:

	March 31, 2015	September 30, 2014
	(in millions)
Secured term credit agreement	$2,655.2	$—
2014 Senior Notes	1,600.0	—
URS Senior Notes	430.2	—
Unsecured term credit agreement	—	712.5
Unsecured senior notes	—	263.9
Other debt	182.5	27.6
Total debt	4,867.9	1,004.0
Less: Current portion of debt and short-term borrowings	(176.3)	(64.4)
Long-term debt, less current portion	$4,691.6	$939.6

The following table presents, in millions, scheduled maturities of the Company’s debt as of March 31, 2015:

Fiscal Year
2015 (six months remaining)	$98.7
2016	155.8
2017	329.4
2018	124.0
2019	86.9
Thereafter	4,073.1
Total	$4,867.9

2014 Credit Agreement

In connection with the acquisition of URS, on October 17, 2014, the Company entered into a new credit agreement (Credit Agreement) consisting of (i) a term loan A facility in an aggregate principal amount of $1.925 billion, (ii) a term loan B facility in an aggregate principal amount of $0.76 billion, (iii) a revolving credit facility in an aggregate principal amount of $1.05 billion, and (iv) an incremental performance letter of credit facility in an aggregate principal amount of $500 million subject to terms outlined in the Credit Agreement. These facilities under the Credit Agreement may be increased by an additional amount of up to $500 million. The Credit Agreement replaced the Company’s Second Amended and Restated Credit Agreement, dated as of June 7, 2013, and the Company’s Fourth Amended and Restated Credit Agreement, dated as of January 29, 2014, which such prior facilities were terminated and repaid in full on October 17, 2014. In addition, the Company paid in full, including a pre-payment penalty of $55.6 million, its unsecured senior notes (5.43% Series A Notes due July 2020 and 1.00% Series B Senior Discount Notes due July 2022). The new Credit Agreement matures on October 17, 2019 with respect to the revolving credit facility, the term loan A facility, and the incremental performance letter of credit facility. The term loan B facility matures on October 17, 2021. Certain subsidiaries of the Company (Guarantors) have guaranteed the obligations of the borrowers under the Credit Agreement. The borrowers’ obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the Company and the Guarantors pursuant to a security and pledge agreement (Security Agreement). The collateral under the Security Agreement is subject to release upon fulfillment of certain conditions specified in the Credit Agreement and Security Agreement.

The Credit Agreement contains covenants that limit the ability of the Company and certain of its subsidiaries to, among other things: (i) create, incur, assume, or suffer to exist liens; (ii) incur or guarantee indebtedness; (iii) pay dividends or repurchase stock; (iv) enter into transactions with affiliates; (v) consummate asset sales, acquisitions or mergers; (vi) enter into certain type of burdensome agreements; or (vii) make investments.

Under the Credit Agreement, the Company is subject to a maximum consolidated leverage ratio and minimum interest coverage ratio at the end of each fiscal quarter beginning with the quarter ending on March 31, 2015. The Company’s Consolidated Leverage Ratio was 4.4 at March 31, 2015. As of March 31, 2015, the Company was in compliance with the covenants of its Credit Agreement.

At March 31, 2015 and September 30, 2014, outstanding standby letters of credit totaled $98.3 million and $12.1 million, respectively, under the Company’s revolving credit facilities. As of March 31, 2015 and September 30, 2014, the Company had $951.7 million and $1,037.9 million, respectively, available under its revolving credit facility.

2014 Senior Notes

On October 6, 2014, the Company completed a private placement offering of $800,000,000 aggregate principal amount of its 5.750% Senior Notes due 2022 (2022 Notes) and $800,000,000 aggregate principal amount of its 5.875% Senior Notes due 2024 (the 2024 Notes and, together with the 2022 Notes, the 2014 Senior Notes or Notes).

As of March 31, 2015, the estimated fair market value of the Company’s 2014 Senior Notes was approximately $1,674.0 million. The fair value of the Company’s Notes as of March 31, 2015 was derived by taking the mid-point of the trading prices from an observable market input (Level 2) in the secondary bond market and multiplying it by the outstanding balance of its Notes.

At any time prior to October 15, 2017, the Company may redeem all or part of the 2022 Notes, at a redemption price equal to 100% of their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, at any time prior to October 15, 2017, the Company may redeem up to 35% of the original aggregate principal amount of the 2022 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 105.750%, plus accrued and unpaid interest. Furthermore, at any time on or after October 15, 2017, the Company may redeem the 2022 Notes, in whole or in part, at once or over time, at the specified redemption prices plus accrued and unpaid interest thereon to the redemption date. At any time prior to July 15, 2024, the Company may redeem on one or more occasions all or part of the 2024 Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) a “make-whole” premium as of the date of the redemption, plus any accrued and unpaid interest to the date of redemption. In addition, on or after July 15, 2024, the 2024 Notes may be redeemed at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

The indenture pursuant to which the 2014 Senior Notes were issued contains customary events of default, including, among other things, payment default, exchange default, failure to provide certain notices thereunder and certain provisions related to bankruptcy events. The indenture also contains customary negative covenants.

In connection with the offering of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of October 6, 2014 and agreed to use commercially reasonable efforts to (i) file with the U.S. Securities and Exchange Commission (SEC) a registration statement relating to the registered exchange offer (Exchange Offer) to exchange the Notes for a new series of the Company’s exchange notes having terms substantially identical in all material respects to, and in the same aggregate principal amount as the Notes, (ii) cause the Exchange Offer registration statement to be declared effective by the SEC on or prior to the 390th day following October 6, 2014 (or if such 390th day is not a business day, the next succeeding business day (Exchange Date)), (iii) cause the Exchange Offer registration statement to be effective continuously and keep the Exchange Offer open for a period not less than 30 days after the date notice of the Exchange Offer is mailed to the holders of the Notes, and (iv) cause the Exchange Offer to be consummated in no event later than the Exchange Date.

Under certain circumstances, the Company and the Guarantors have agreed to use their commercially reasonable efforts to (i) file a shelf registration statement relating to the resale of the Notes on or prior to the Exchange Date (such date being the Shelf Filing Deadline), (ii) cause the shelf registration statement to be declared effective not later than the 60th day after the Shelf Filing Deadline (or if such 60th day is not a business day, the next succeeding business day), and (iii) keep such shelf registration continuously effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto).

If the Company fails to meet any of these requirements, the annual interest rate on the Notes will increase by 0.25%, and will increase by an additional 0.25% for each subsequent 90-day period during which the default continues, up to a maximum additional interest rate of 1.0% per year. If the Company cures the default, the interest rate on the Notes will revert to the original level.

The Company was in compliance with the covenants relating to its Notes as of March 31, 2015.

URS Senior Notes

In connection with the URS acquisition, the Company assumed URS’s 3.85% Senior Notes due 2017 and its 5.00% Senior Notes due 2022 totaling $1.0 billion (URS Senior Notes). The URS acquisition triggered change in control provisions in the URS Senior Notes that allowed URS senior note holders to redeem their URS Senior Notes at a cash price equal to 101% of the principal amount and, accordingly, the Company redeemed $572.3 million of the URS Senior Notes on October 24, 2014. The URS Senior Notes are general unsecured senior obligations of AECOM Global II, LLC (as successor in interest to URS) and URS Fox US LP and are fully and unconditionally guaranteed on a joint-and-several basis by certain former URS domestic subsidiary guarantors.

As of March 31, 2015, the estimated fair market value of the Company’s URS Senior Notes was approximately $414.5 million. The carrying value of the URS Senior Notes on the Company’s Consolidated Balance Sheets as of March 31, 2015 was $430.2 million. The fair value of the Company’s URS Senior Notes as of March 31, 2015 was derived by taking the mid-point of the trading prices from an observable market input (Level 2) in the secondary bond market and multiplying it by the outstanding balance of the URS Senior Notes.

As of March 31, 2015, the Company was in compliance with the covenants relating to the URS Senior Notes.

Other Debt

Other debt consists primarily of obligations under capital leases and loans, and unsecured credit facilities. The Company’s unsecured credit facilities are primarily used for standby letters of credit issued for payment of performance guarantees. At March 31, 2015 and September 30, 2014, these outstanding standby letters of credit totaled $341.0 million and $301.0 million, respectively. As of March 31, 2015, the Company had $428.0 million available under these unsecured credit facilities.

Effective Interest Rate

The Company’s average effective interest rate on total debt, including the effects of the Company’s interest rate swap agreements, during the six months ended March 31, 2015 and 2014 was 4.1% and 2.8%, respectively.

8.     Derivative Financial Instruments

The Company uses certain interest rate derivative contracts to hedge interest rate exposures on the Company’s variable rate debt. The Company enters into foreign currency derivative contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company’s hedging program is not designated for trading or speculative purposes.

The Company recognizes derivative instruments as either assets or liabilities on the accompanying consolidated balance sheets at fair value. The Company records changes in the fair value (i.e., gains or losses) of the derivatives that have been designated as accounting hedges in the accompanying consolidated statements of income as cost of revenue, interest expense, net, or to accumulated other comprehensive loss in the accompanying consolidated balance sheets.

Cash Flow Hedges

The Company uses interest rate swap agreements designated as cash flow hedges to fix the variable interest rates on portions of the Company’s debt. The Company also uses foreign currency forward contracts designated as cash flow hedges to hedge forecasted transactions denominated in currencies other than the U.S. dollar. The Company initially reports any gain or loss on the effective portion of a cash flow hedge as a component of accumulated other comprehensive loss. Depending on the type of cash flow hedge, the gain or loss is subsequently reclassified to either interest expense when the interest expense on the variable rate debt is recognized, or to cost of revenue when the hedged transactions denominated in currencies other than the U.S. dollar are recorded. If the hedged transaction becomes probable of not occurring, any gain or loss related to interest rate swap agreements or foreign currency forward contracts would be recognized in other income (expense). Further, the Company excludes the change in the time value of the foreign currency forward contracts from the assessment of hedge effectiveness. The Company records the premium paid or time value of a hedge on the date of purchase as an asset. Thereafter, the Company recognizes any change to this time value in cost of revenue.

The notional principal, fixed rates and related expiration dates of the Company’s outstanding interest rate swap agreements were as follows:

March 31, 2015
Notional Amount (in millions)	Fixed Rate	Expiration Date
$300.0	1.54%	September 2018(1)
300.0	1.63%	June 2018
250.0	0.95%	September 2015

(1) Effective date of October 5, 2015.

September 30, 2014
Notional Amount (in millions)	Fixed Rate	Expiration Date
$300.0	1.63%	June 2018
250.0	0.95%	September 2015
200.0	0.68%	December 2014

The notional principal of foreign currency forward contracts to purchase Australian dollars (AUD) with U.S. dollars was AUD 21.9 million (or approximately $17.8 million) at March 31, 2015.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts, which are not designated as accounting hedges, to hedge intercompany transactions and other monetary assets or liabilities denominated in currencies other than the functional currency of a subsidiary. Gains and losses on these contracts are recognized in cost of revenue for those instruments related to the provision of their respective services or in general and administrative expenses, along with the offsetting losses and gains of the related hedged items. The notional principal of foreign currency forward contracts to purchase U.S. dollars with foreign currencies was $90.3 million and $69.5 million at March 31, 2015 and September 30, 2014, respectively. The notional principal of foreign currency forward contracts to sell U.S. dollars for foreign currencies was $70.4 million and $71.5 million at March 31, 2015 and September 30, 2014, respectively. The notional principal of foreign currency forward contracts to purchase GBP with BRL was BRL 3.9 million and BRL 1.1 million (or approximately $1.2 million and $0.4 million) at March 31, 2015 and September 30, 2014, respectively. The notional principal of foreign currency forward contracts to sell GBP with BRL was BRL 3.9 million (or approximately $1.2 million) at March 31, 2015.

Other Derivatives

Other derivatives that are not designated as hedging instruments consist of option contracts that the Company uses to hedge anticipated transactions in currencies other than the functional currency of a subsidiary. The Company recognizes gains and losses on these contracts as well as the offsetting losses and gains of the related hedged item costs in cost of sales. The Company records the premium paid or time value of an option on the date of purchase as an asset. Thereafter, the Company recognizes any change to this time value in cost of revenue. There was no such option contract outstanding during the periods presented.

The fair values of our outstanding derivative instruments were as follows (in millions):

		Fair Value of Derivative Instruments as of
	Balance Sheet Location	Mar 31, 2015	Sep 30, 2014
Derivative assets
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other non-current asset	$—	$1.7
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Prepaid expenses and other current assets	0.7	3.1
Total		$0.7	$4.8
Derivative liabilities
Derivatives designated as hedging instruments:
Interest rate swap agreements	Accrued expenses and other current liabilities	$6.3	$4.8
Interest rate swap agreements	Other long-term liabilities	4.4	—
Foreign currency forward contracts	Accrued expenses and other current liabilities	1.2	—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Accrued expenses and other current liabilities	1.9	3.7
Total		$13.8	$8.5

At March 31, 2015, the effective portion of the Company’s interest rate swap agreements designated as cash flow hedges before tax effect was $10.7 million, of which $6.3 million is expected to be reclassified from accumulated other comprehensive loss to interest expense within the next 12 months. At March 31, 2015, the effective portion of the Company’s foreign currency forward contracts designated as cash flow hedges before tax effect was $1.2 million, which is expected to be reclassified from accumulated other comprehensive loss to cost of revenue within the next 12 months.

The effect of derivative instruments in cash flow hedging relationships on income and other comprehensive income is summarized below (in millions):

	Increase in Losses Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax Effect (Effective Portion) Three Months Ended Mar 31,		Increase in Losses Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax Effect (Effective Portion) Six Months Ended Mar 31,
	2015	2014	2015	2014
Derivatives in cash flow hedging relationship:
Interest rate swap agreements	$(7.5)	$—	$(10.0)	$(0.3)
Foreign currency forward contracts	(1.4)	—	(1.4)	—

		Losses Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion) Three Months Ended Mar 31,		Losses Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion) Six Months Ended Mar 31,
	Location	2015	2014	2015	2014
Derivatives in cash flow hedging relationship:
Interest rate swap agreements	Interest expense	$(1.5)	$(0.7)	$(2.3)	$(1.5)
Foreign currency forward contracts	Cost of revenue	(0.4)	—	(0.4)	—

The losses recognized in income due to amounts excluded from effectiveness testing from the Company’s interest rate swap agreements and foreign currency forward contracts were immaterial during the three and six months ended March 31, 2015 and 2014.

The effect of derivative instruments not designated as hedging instruments on income is summarized below (in millions):

		Gains / (Losses) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing and Ineffective Portion)(1) Three Months Ended Mar 31,		Gains / (Losses) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing and Ineffective Portion)(1) Six Months Ended Mar 31,
	Location	2015	2014	2015	2014
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	General and administrative expenses	$0.5	$1.6	$—	$(0.6)
		$0.5	$1.6	$—	$(0.6)

(1)               Losses related to the ineffective portion of the hedges were not material in all periods presented.

9.              Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability. It measures certain financial and nonfinancial assets and liabilities at fair value on a recurring and nonrecurring basis.

Nonfinancial assets and liabilities include items such as goodwill and long lived assets that are measured at fair value resulting from impairment, if deemed necessary. During the six months ended March 31, 2015 and 2014, the Company did not record any fair value adjustments to those financial and nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

Fair Value Hierarchy

The three levels of inputs that may be used to measure fair value are as follows:

•                  Level 1  Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•                  Level 2  Observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities.

•                 Level 3  Unobservable inputs that are significant to the measurement of the fair value of assets or liabilities.

The following table summarizes the Company’s non-pension financial assets and liabilities measured at fair value on a recurring basis (at least annually) in millions:

	March 31, 2015	Quoted Prices in Active Markets for Similar Assets (Level 2)

Foreign currency forward contracts	$0.7	$0.7
Total assets	$0.7	$0.7

Interest rate swap agreements	$10.7	$10.7
Foreign currency forward contracts	3.1	3.1
Total liabilities	$13.8	$13.8

	September 30, 2014	Quoted Prices in Active Markets for Similar Assets (Level 2)
Interest rate swap agreements	$1.7	$1.7
Foreign currency forward contracts	3.1	3.1
Total assets	$4.8	$4.8

Interest rate swap agreements	$4.8	$4.8
Foreign currency forward contracts	3.7	3.7
Total liabilities	$8.5	$8.5

10.       Share-based Payments

The fair value of the Company’s employee stock option awards is estimated on the date of grant. The expected term of awards granted represents the period of time the awards are expected to be outstanding. The risk-free interest rate is based on U.S. Treasury bond rates with maturities equal to the expected term of the option on the grant date. The Company uses historical data as a basis to estimate the probability of forfeitures.

Stock option activity for the six months ended March 31 was as follows:

	2015		2014
	Shares of stock under options	Weighted average exercise price	Shares of stock under options	Weighted average exercise price
	(in millions)		(in millions)
Outstanding at September 30, prior year	1.6	$27.69	1.6	$24.73
Options granted	—	—	0.6	31.62
Options exercised	(0.1)	25.82	(0.2)	21.93
Options forfeited or expired	—	27.08	(0.1)	26.74
Outstanding at March 31	1.5	27.89	1.9	27.42

Vested and expected to vest in the future as of March 31	1.5	$27.89	1.9	$27.42

The Company grants stock units to employees under its Performance Earnings Program (PEP), whereby units are earned and issued dependent upon meeting established cumulative performance objectives and vesting over a three-year period. Additionally, the Company issues restricted stock units to employees which are earned based on service conditions. The grant date fair value of PEP awards and restricted stock unit awards is that day’s closing market price of the Company’s common stock. The weighted average grant date fair value of PEP awards were $32.32 and $29.32 during the six months ended March 31, 2015 and 2014, respectively. The weighted average grant date fair value of restricted stock unit awards were $31.02 and $29.33 during the six months ended March 31, 2015 and 2014, respectively. Included in the restricted stock unit grants during the six months ended March 31, 2015 were 2.6 million restricted stock units with a grant date fair value of $30.04 that were converted from unvested URS service based restricted stock awards assumed by the Company in connection with the acquisition of URS. Total compensation expense related to share-based payments was $77.9 million and $21.2 million during the six months ended March 31, 2015 and 2014, respectively. Included in total compensation expense during the six months ended March 31, 2015 was $43.9 million related to the settlement of accelerated URS equity awards with $17.6 million of Company stock and $26.3 million in cash which was classified as acquisition and integration expense. Unrecognized compensation expense related to total share-based payments outstanding was $155.6 million and $62.4 million as of March 31, 2015 and September 30, 2014, respectively, to be recognized on a straight-line basis over the awards’ respective vesting periods which are generally three years.

Cash flows attributable to tax benefits resulting from tax deductions in excess of compensation cost recognized for those stock options (excess tax benefits) is classified as financing cash flows. Excess tax benefits of $2.6 million and $0.6 million for the six months ended March 31, 2015 and 2014, respectively, have been classified as financing cash inflows in the consolidated statements of cash flows.

11.       Income Taxes

The Company’s effective tax rate from continuing operations was 47.4% and 28.1% for the six months ended March 31, 2015 and 2014, respectively. The most significant items contributing to the difference between the statutory U.S. federal income tax rate of 35% and the Company’s effective tax rate for the six-month period ended March 31, 2015 were the impact of non-controlling income of interests in consolidated subsidiaries, state income tax benefits, the recognition of discrete items related to the extension of previously expired research and development credits and other energy related incentives, partially offset by an increase in certain non-deductible valuation allowances, transaction and other costs.

As of the second quarter of fiscal 2015, the Company is utilizing the discrete-period method allowed by accounting standards codification to compute its interim tax provision due to significant variations in the relationship between income tax expense and pre-tax accounting income or loss; consequently, the actual effective rate for the interim period is being reported. The discrete-period method is applied when the application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate.

For the three-month periods ended December 31, 2014 and 2013 and the six-month period ended March 31, 2014, the Company utilized the estimated annual effective tax rate method in computing its interim tax provisions. The relationship between pre-tax accounting income and income tax for these periods allowed the Company to estimate the annual effective tax rate to be applied to year-to-date income in those periods.

The Company’s effective tax rate fluctuates from quarter to quarter due to various factors including the change in the mix of global income, tax law changes, outcomes of administrative audits, changes in the assessment of valuation allowances and other tax contingencies.

The Company believes the outcomes which are reasonably possible within the next twelve months, including lapses in statutes of limitations, will not result in a material change in the liability for uncertain tax positions.

Generally, the Company does not provide for U.S. taxes or foreign withholding taxes on undistributed earnings from non-U.S. subsidiaries because such earnings are able to and intended to be reinvested indefinitely. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable because of the complexities of the hypothetical calculation. The Company recorded a deferred tax liability in the amount of $108.9 million relating to certain foreign subsidiaries for which the undistributed earnings are not intended to be reinvested indefinitely as part of the liabilities assumed in connection with the acquisition of URS on October 17, 2014.

12.       Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing net income available for common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding and potential common stock equivalent shares for the period. The Company includes as potential common shares the weighted average dilutive effects of outstanding stock options and restricted stock units using the treasury stock method. For the six months ended March 31, 2015 and 2014, options excluded from the calculation of potential common shares were not significant. The computation of diluted loss per share for the six months ended March 31, 2015 excludes 1.9 million of potential common shares due to their antidilutive effect.

The following table sets forth a reconciliation of the denominators for basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
	(in millions)
Denominator for basic earnings per share	151.1	97.0	146.5	96.7
Potential common shares	1.7	1.3	—	1.3
Denominator for diluted earnings per share	152.8	98.3	146.5	98.0

13.       Other Financial Information

Accrued expenses and other current liabilities consist of the following:

	March 31, 2015	September 30, 2014
	(in millions)
Accrued salaries and benefits	$817.4	$400.6
Accrued contract costs	777.8	446.4
Other accrued expenses	306.6	117.6
	$1,901.8	$964.6

Accrued contract costs above include balances related to professional liability accruals of $241.7 million and $120.2 million as of March 31, 2015 and September 30, 2014, respectively. The remaining accrued contract costs primarily relate to costs for services provided by subcontractors and other non-employees.

14.       Reclassifications out of Accumulated Other Comprehensive Loss

The accumulated balances and reporting period activities for the three and six months ended March 31, 2015 and 2014 related to reclassifications out of accumulated other comprehensive loss are summarized as follows (in millions):

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at December 31, 2014	$(209.0)	$(263.8)	$(2.9)	$(475.7)
Other comprehensive income (loss) before reclassification	3.9	(108.8)	(5.3)	(110.2)
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	1.8	—	—	1.8
Cash flow hedge losses, net of tax	—	—	1.2	1.2
Balances at March 31, 2015	$(203.3)	$(372.6)	$(7.0)	$(582.9)

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at September 30, 2014	$(217.0)	$(137.8)	$(1.8)	$(356.6)
Other comprehensive income (loss) before reclassification	10.1	(234.8)	(6.8)	(231.5)
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	3.6	—	—	3.6
Cash flow hedge losses, net of tax	—	—	1.6	1.6
Balances at March 31, 2015	$(203.3)	$(372.6)	$(7.0)	$(582.9)

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at December 31, 2013	$(193.8)	$(91.6)	$(1.8)	$(287.2)
Other comprehensive income (loss) before reclassification	(1.1)	2.2	(0.1)	1.0
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	1.5	—	—	1.5
Cash flow hedge losses, net of tax	—	—	0.4	0.4
Balances at March 31, 2014	$(193.4)	$(89.4)	$(1.5)	$(284.3)

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at September 30, 2013	$(192.8)	$(66.4)	$(2.1)	$(261.3)
Other comprehensive loss before reclassification	(3.6)	(23.0)	(0.2)	(26.8)
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	3.0	—	—	3.0
Cash flow hedge losses, net of tax	—	—	0.8	0.8
Balances at March 31, 2014	$(193.4)	$(89.4)	$(1.5)	$(284.3)

	Three Months Ended		Six Months Ended
Amounts Reclassified from Accumulated Other Comprehensive Loss	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Cash flow hedges(1)	$1.9	$0.7	$2.7	$1.5
Taxes	(0.7)	(0.3)	(1.1)	(0.7)
Cash flow hedges, net of tax	$1.2	$0.4	$1.6	$0.8

Actuarial losses(2)	$2.6	$2.2	$5.1	$4.3
Taxes	(0.8)	(0.7)	(1.5)	(1.3)
Actuarial losses, net of tax	$1.8	$1.5	$3.6	$3.0

(1)         This accumulated other comprehensive component is reclassified in Interest expense in our Consolidated Statements of Income. See Note 8, Derivative Financial Instruments, for more information.

(2)         This accumulated other comprehensive component is reclassified in Cost of revenue and General and administrative expenses in our Consolidated Statements of Income. See Note 6, Pension and Post-Retirement Benefit Obligations, for more information.

15.       Commitments and Contingencies

The Company records amounts representing its probable estimated liabilities relating to claims, guarantees, litigation, audits and investigations. The Company relies in part on qualified actuaries to assist it in determining the level of reserves to establish for insurance-related claims that are known and have been asserted against it, and for insurance-related claims that are believed to have been incurred based on actuarial analysis, but have not yet been reported to the Company’s claims administrators as of the respective balance sheet dates. The Company includes any adjustments to such insurance reserves in its consolidated results of operations.

The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, based on current information and discussions with counsel, with the exception of matters noted below, the ultimate resolution of these matters will not have a material adverse effect on its consolidated balance sheet or statements of income or cash flows.

In some instances, the Company guarantees that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, the Company may either incur additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards. At March 31, 2015, the Company was contingently liable in the amount of approximately $439.0 million under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees.

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to clients on behalf of certain unconsolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. In addition, in connection with the investment activities of AECOM Capital, we provide guarantees of certain obligations, including guarantees for completion of projects, repayment of debt, environmental indemnity obligations and acts of willful misconduct. The guarantees have various expiration dates. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed by or on behalf of third parties. Generally, under joint venture arrangements, if a partner is financially unable to complete its share of the contract, the other partner(s) will be required to complete those activities. The Company does not expect that these guarantees will have a material adverse effect on its consolidated balance sheet or statements of income or cash flows.

USAID Egyptian Projects

In November 2004, the federal government filed a civil action in Idaho federal district court against Washington Group International, a Delaware company (WGI), an affiliate of URS, which the Company acquired on October 17, 2014, and two of WGI’s subcontractors, asserting violations under the Federal False Claims Act and Federal Foreign Assistance Act of 1961 for failure to comply with U.S. Agency for International Development (USAID) source, origin, and nationality regulations in connection with five USAID-financed Egyptian projects beginning in the early 1990s. The federal government seeks a refund of the approximately $373 million paid to WGI under the contracts for the five completed and fully operational projects as well as damages and civil penalties (including doubling and trebling of damages) for violation of the statutes. In March 2005, WGI filed motions in Idaho federal district court and the United States Bankruptcy Court in Nevada contending that the federal government’s Idaho federal district court action was barred under the plan of reorganization approved by the Bankruptcy Court in 2002 when WGI emerged from bankruptcy protection. In 2006, the Idaho federal district court action was stayed pending the bankruptcy-related proceedings. On April 24, 2012, the Bankruptcy Court ruled that the bulk of the federal government’s claims under the Federal False Claims and the Federal Foreign Assistance Acts are not barred. On November 7, 2012, WGI appealed the Bankruptcy Court’s decision to the Ninth Circuit Bankruptcy Appellate Panel. On August 2, 2013, the Appellate Panel affirmed the Bankruptcy Court’s decision. On September 26, 2013, WGI appealed the Appellate Panel’s decision to the United States Ninth Circuit Court of Appeals.

WGI contests the federal government’s allegations and intends to continue to defend this matter vigorously; however, WGI cannot provide assurance that it will be successful in these efforts.

DOE Deactivation, Demolition, and Removal Project

Washington Group International, an Ohio company (WGI Ohio), an affiliate of URS, executed a cost-reimbursable task order with the Department of Energy (DOE) in 2007 to provide deactivation, demolition and removal services at a New York State project site that, during 2010, experienced contamination and performance issues and remains uncompleted. In February 2011, WGI Ohio and the DOE executed a Task Order Modification that changed some cost-reimbursable contract provisions to at-risk. The Task Order Modification, including subsequent amendments, requires the DOE to pay all project costs up to $106 million, requires WGI Ohio and the DOE to equally share in all project costs incurred from $106 million to $146 million, and requires WGI Ohio to pay all project costs exceeding $146 million. WGI Ohio has incurred total project costs of approximately $300 million.

Due to unanticipated requirements and permitting delays by federal and state agencies, as well as delays and related ground stabilization activities caused by Hurricane Irene in 2011, WGI Ohio has been required to perform work outside the scope of the Task Order Modification. In December 2014, WGI Ohio submitted claims against the DOE pursuant to the Contracts Disputes Acts seeking recovery of $103 million, including additional fees on changed work scope. Due to significant delays and uncertainties about responsibilities for the scope of remaining work, final costs necessary to complete this project may exceed $100 million.

WGI Ohio can provide no certainty that it will recover the DOE claims and fees submitted in December 2014, as well as any other project costs after December 2014 that WGI Ohio is obligated to incur including the remaining project completion costs, which could have a material adverse effect on the Company’s results of operations.

Canadian Pipeline Contract

In January 2010, a pipeline owner filed an action in the Court of Queen’s Bench of Alberta, Canada against Flint Energy Services Ltd. (Flint), an affiliate of URS, as well as against a number of other defendants, alleging that the defendants negligently provided pipe coating and insulation system services, engineering, design services, construction services, and other work, causing damage to and abandonment of the line. The pipeline owner alleges it has suffered approximately C$85 million in damages in connection with the abandonment and replacement of the pipeline. Flint was the construction contractor on the pipeline project. Other defendants were responsible for engineering and design-services and for specifying and providing the actual pipe, insulation and coating materials used in the line. In January 2011, the pipeline owner served a Statement of Claim on Flint and, in September 2011, Flint filed a Statement of Defense denying that the damages to the coating system of the pipeline were caused by any negligence or breach of contract of Flint.

Flint disputes the pipeline owner’s claims and intends to continue to defend this matter vigorously; however, it cannot provide assurance that it will be successful, in whole or in part, in these efforts.

Waste Isolation Pilot Plant Environmental Incidents

URS is a member of Nuclear Waste Partnership, LLC, a joint venture that manages and operates the Waste Isolation Pilot Plant (WIPP), a DOE federal waste repository in New Mexico designed to dispose of low level transuranic (TRU) radioactive waste generated by federal facilities. On February 5, 2014, an underground vehicle fire suspended operations at WIPP. On February 14, 2014, in a separate and unrelated event, a TRU waste container that originated from Los Alamos National Laboratory breached and released low levels of radiological contaminants from the mine at WIPP into the atmosphere. On December 6, 2014, the DOE and Nuclear Waste Partnership received an administrative compliance order and civil penalty of $17.7 million from the New Mexico Environment Department alleging violations of the Resource Conservation and Recovery Act and the New Mexico Hazardous Waste Act due to WIPP’s failure to prevent the underground fire and the radiological release. In addition, disposal operations at WIPP have been suspended until a final recovery plan can be implemented.

Nuclear Waste Partnership, DOE and the New Mexico Environmental Department have executed a General Principles of Agreement, which, if incorporated into a final settlement document, would provide for DOE funding for various projects in lieu of any penalty payments.

Tishman Inquiry

The U.S. Attorney’s Office for the Eastern District of New York (USAO) has informed the Company’s subsidiary Tishman Construction Corporation (TCC) that, in connection with a wage and hour investigation of several New York area contractors, the USAO is investigating potential improper overtime payments to union workers on projects managed by TCC and other contractors in New York dating back to 1999. TCC, which was acquired by the Company in 2010, has cooperated fully with the investigation and, as of this date, no actions have been filed.

AECOM Australia

In 2005 and 2006, the Company’s main Australian subsidiary, AECOM Australia Pty Ltd (AECOM Australia), performed a traffic forecast assignment for a client consortium as part of the client’s project to design, build, finance and operate a tolled motorway tunnel in Australia. To fund the motorway’s design and construction, the client formed certain special purpose vehicles (SPVs) that raised approximately $700 million Australian dollars through an initial public offering (IPO) of equity units in 2006 and approximately an additional $1.4 billion Australian dollars in long term bank loans. The SPVs went into insolvency administrations in February 2011.

KordaMentha, the receivers for the SPVs (the RCM Applicants), caused a lawsuit to be filed against AECOM Australia by the RCM Applicants in the Federal Court of Australia on May 14, 2012. Portigon AG (formerly WestLB AG), one of the lending banks to the SPVs, filed a lawsuit in the Federal Court of Australia against AECOM Australia on May 18, 2012. Separately, a class action lawsuit, which has been amended to include approximately 770 of the IPO investors, was filed against AECOM Australia in the Federal Court of Australia on May 31, 2012.

All of the lawsuits claim damages that purportedly resulted from AECOM Australia’s role in connection with the above described traffic forecast. The RCM Applicants have claimed damages of approximately $1.68 billion Australian dollars (including interest, as of March 31, 2014). The damages claimed by Portigon as of June 17, 2014 were also recently quantified at approximately $76 million Australian dollars (including interest). The Company believes this claim is duplicative of damages already included in the RCM Applicants’ claim to the extent Portigon receives a portion of the RCM Applicants’ recovery. The class action applicants claim that they represent investors who acquired approximately $155 million Australian dollars of securities.

AECOM Australia disputes the claimed entitlements to damages asserted by all applicants and continues to defend this matter vigorously; AECOM Australia cannot provide assurance that it will be successful in these efforts. The potential range of loss and the resolution of this matter cannot be determined at this time and could have a material adverse effect on AECOM Australia and the results of its operations.

16.       Reportable Segments

As discussed in Note 1 — Basis of Presentation, in connection with the acquisition of URS, the Company’s reportable segments have been realigned to reflect how the Company now manages its business. Accordingly, prior year amounts have been revised to conform to the current year presentation.

The Company’s operations are organized into three reportable segments: Design and Consulting Services (DCS), Construction Services (CS), and Management Services (MS). The Company’s DCS reportable segment delivers planning, consulting, architectural, environmental, and engineering design services to commercial and government clients worldwide. The Company’s CS reportable segment provides construction services primarily in the Americas. The Company’s MS reportable segment provides program and facilities management and maintenance, training, logistics, consulting, and technical assistance and systems integration services, primarily for agencies of the U.S. government. These reportable segments are organized by the types of services provided, the differing specialized needs of the respective clients, and how the Company manages its business. The Company has aggregated various operating segments into its reportable segments based on their similar characteristics, including similar long term financial performance, the nature of services provided, internal processes for delivering those services, and types of customers.

The following tables set forth summarized financial information concerning the Company’s reportable segments:

Reportable Segments:	Design and Consulting Services	Construction Services	Management Services	Corporate	Total
	(in millions)
Three Months Ended March 31, 2015:
Revenue	$2,035.9	$1,641.1	$829.2	$—	$4,506.2
Gross profit	53.0	2.5	47.7	—	103.2
Equity in (losses) earnings of joint ventures	(1.4)	4.7	21.4	—	24.7
General and administrative expenses	—	—	—	(29.8)	(29.8)
Acquisition and integration expenses	—	—	—	(91.6)	(91.6)
Operating income	51.6	7.2	69.1	(121.4)	6.5

Gross profit as a % of revenue	2.6%	0.2%	5.8%	—	2.3%

Three Months Ended March 31, 2014:
Revenue	$1,306.9	$338.9	$226.4	$—	$1,872.2
Gross profit	76.4	7.0	4.0	—	87.4
Equity in (losses) earnings of joint ventures	(0.4)	0.7	7.1	—	7.4
General and administrative expenses	—	—	—	(26.4)	(26.4)
Operating income	76.0	7.7	11.1	(26.4)	68.4

Gross profit as a % of revenue	5.8%	2.1%	1.8%	—	4.7%

Reportable Segments:	Design and Consulting Services	Construction Services	Management Services	Corporate	Total
	(in millions)
Six Months Ended March 31, 2015:
Revenue	$3,927.6	$3,175.2	$1,613.9	$—	$8,716.7
Gross profit	99.4	37.8	100.8	—	238.0
Equity in earnings of joint ventures	—	10.6	38.0	—	48.6
General and administrative expenses	—	—	—	(64.1)	(64.1)
Acquisition and integration expenses	—	—	—	(230.1)	(230.1)
Operating income	99.4	48.4	138.8	(294.2)	(7.6)

Gross profit as a % of revenue	2.5%	1.2%	6.2%	—	2.7%

Six Months Ended March 31, 2014:
Revenue	$2,608.3	$767.6	$450.2	$—	$3,826.1
Gross profit	130.3	11.0	24.3	—	165.6
Equity in earnings of joint ventures	32.3	2.1	9.1	—	43.5
General and administrative expenses	—	—	—	(50.3)	(50.3)
Operating income	162.6	13.1	33.4	(50.3)	158.8

Gross profit as a % of revenue	5.0%	1.4%	5.4%	—	4.3%

Reportable Segments:	Design and Consulting Services	Construction Services	Management Services	Corporate	Total

Total assets
March 31, 2015	7,179.6	3,117.6	3,114.9	603.9	14,016.0
September 30, 2014	4,064.5	1,256.4	437.5	365.0	6,123.4

17.       Condensed Consolidating Financial Information

As discussed in Note 7, Debt, on October 6, 2014, AECOM issued $800.0 million aggregate principal amount of its 2022 Notes and $800.0 million aggregate principal amount of its 2024 Notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act). AECOM is filing a Registration Statement on Form S-4 relating to an offer to exchange the 2014 Senior Notes for new 5.75% Senior Notes due 2022 and 5.875% Senior Notes due 2024 that will be registered under the Securities Act. The 2014 Senior Notes are, and the new registered notes will be, fully and unconditionally guaranteed on a joint and several basis by certain of AECOM’s directly and indirectly 100% owned subsidiaries (the Subsidiary Guarantors).  Other than customary restrictions imposed by applicable statutes, there are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to AECOM in the form of cash dividends, loans or advances.

In connection with the exchange offer, AECOM and the Subsidiary Guarantors will become subject to the requirements of Rule 3-10 of Regulation S-X regarding financial statements of guarantors and issuers of guaranteed securities registered or being registered with the Securities and Exchange Commission. The following condensed consolidating financial information, which is presented for AECOM, the Subsidiary Guarantors on a combined basis and AECOM’s non-guarantor subsidiaries on a combined basis, is provided to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X.

Condensed Consolidating Balance Sheets

(unaudited - in millions)

March 31, 2015

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

ASSETS
CURRENT ASSETS:
Total cash and cash equivalents	$2.6	$124.2	$485.8	$—	$612.6
Accounts receivable—net	—	2,103.8	2,681.5	—	4,785.3
Intercompany receivable	409.1	536.5	574.3	(1,519.9)	—
Prepaid expenses and other current assets	25.2	127.2	231.5	—	383.9
Income taxes receivable	58.9	—	35.7	(0.4)	94.2
Deferred tax assets—net	42.0	81.0	47.4	(61.2)	109.2
TOTAL CURRENT ASSETS	537.8	2,972.7	4,056.2	(1,581.5)	5,985.2
PROPERTY AND EQUIPMENT—NET	73.7	268.1	450.8	—	792.6
DEFERRED TAX ASSETS—NET	30.5	7.8	96.8	(55.0)	80.1
INVESTMENTS IN CONSOLIDATED SUBS	7,390.3	1,761.7	69.6	(9,221.6)	—
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	0.9	59.9	275.4	—	336.2
GOODWILL	—	3,165.6	2,499.8	—	5,665.4
INTANGIBLE ASSETS—NET	—	590.1	264.4	—	854.5
OTHER NON-CURRENT ASSETS	91.3	32.3	178.4	—	302.0
TOTAL ASSETS	$8,124.5	$8,858.2	$7,891.4	$(10,858.1)	$14,016.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$4.5	$4.4	$2.8	$—	$11.7
Accounts payable	19.2	771.5	891.4	—	1,682.1
Accrued expenses and other current liabilities	226.8	741.6	929.3	4.1	1,901.8
Intercompany payables and notes	134.7	916.9	735.9	(1,787.5)	—
Billings in excess of costs on uncompleted contracts	—	347.0	326.2	—	673.2
Deferred tax liability—net	—	61.2	27.7	(61.2)	27.7
Current portion of long-term debt	104.4	24.5	35.7	—	164.6
TOTAL CURRENT LIABILITIES	489.6	2,867.1	2,949.0	(1,844.6)	4,461.1
OTHER LONG-TERM LIABILITIES	57.1	390.6	442.8	—	890.5
INTERCOMPANY NOTES	—	—	651.1	(651.1)	—
DEFERRED TAX LIABILITY—NET	—	112.5	194.5	(55.0)	252.0
LONG-TERM DEBT	4,153.0	465.5	73.1	—	4,691.6
TOTAL LIABILITIES	4,699.7	3,835.7	4,310.5	(2,550.7)	10,295.2

TOTAL AECOM STOCKHOLDERS’ EQUITY	3,424.8	5,022.5	3,289.7	(8,307.4)	3,429.6
Noncontrolling interests	—	—	291.2	—	291.2
TOTAL STOCKHOLDERS’ EQUITY	3,424.8	5,022.5	3,580.9	(8,307.4)	3,720.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,124.5	$8,858.2	$7,891.4	$(10,858.1)	$14,016.0

Condensed Consolidating Balance Sheets

(unaudited - in millions)

September 30, 2014

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
CURRENT ASSETS:
Total cash and cash equivalents	$33.4	$85.8	$455.0	$—	$574.2
Accounts receivable—net	—	907.4	1,747.6	—	2,655.0
Intercompany receivable	363.8	107.8	211.1	(682.7)	—
Prepaid expenses and other current assets	19.7	20.5	137.3	—	177.5
Income taxes receivable	—	—	1.7	(0.2)	1.5
Deferred tax assets—net	42.0	—	45.1	(61.2)	25.9
TOTAL CURRENT ASSETS	458.9	1,121.5	2,597.8	(744.1)	3,434.1
PROPERTY AND EQUIPMENT—NET	53.6	90.6	137.8	—	282.0
DEFERRED TAX ASSETS—NET	36.1	42.3	64.1	(24.5)	118.0
INVESTMENTS IN CONSOLIDATED SUBS	3,001.3	440.8	—	(3,442.1)	—
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	—	31.9	111.0	—	142.9
GOODWILL	—	1,011.8	925.5	—	1,937.3
INTANGIBLE ASSETS—NET	—	29.0	61.2	—	90.2
OTHER NON-CURRENT ASSETS	15.6	3.0	100.3	—	118.9
TOTAL ASSETS	$3,565.5	$2,770.9	$3,997.7	$(4,210.7)	$6,123.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$9.9	$1.0	$13.0	$—	$23.9
Accounts payable	26.3	405.1	615.8	—	1,047.2
Accrued expenses and other current liabilities	136.2	265.8	562.8	(0.2)	964.6
Intercompany payable and notes	157.7	460.0	73.1	(690.8)	—
Billings in excess of costs on uncompleted contracts	—	87.0	292.6	—	379.6
Deferred tax liability — net	—	61.2	—	(61.2)	—
Current portion of long-term debt	37.5	—	3.0	—	40.5
TOTAL CURRENT LIABILITIES	367.6	1,280.1	1,560.3	(752.2)	2,455.8
OTHER LONG-TERM LIABILITIES	80.5	48.0	327.0	—	455.5
DEFERRED TAX LIABILITY — NET	—	—	24.5	(24.5)	—
LONG-TERM DEBT	938.9	—	0.7	—	939.6
TOTAL LIABILITIES	1,387.0	1,328.1	1,912.5	(776.7)	3,850.9
TOTAL AECOM STOCKHOLDERS’ EQUITY	2,178.5	1,442.8	1,999.2	(3,434.0)	2,186.5
Noncontrolling interests	—	—	86.0	—	86.0
TOTAL STOCKHOLDERS’ EQUITY	2,178.5	1,442.8	2,085.2	(3,434.0)	2,272.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,565.5	$2,770.9	$3,997.7	$(4,210.7)	$6,123.4

Condensed Consolidating Statements of Operations

(unaudited - in millions)

	For the six months ended March 31, 2015
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

Revenue	$—	$4,410.4	$4,573.6	$(267.3)	$8,716.7

Cost of revenue	—	4,286.9	4,459.1	(267.3)	8,478.7
Gross profit	—	123.5	114.5	—	238.0

Equity in earnings (loss) from subsidiaries	120.0	(13.5)	2.2	(108.7)	—
Equity in earnings of joint ventures	—	8.3	40.3	—	48.6
General and administrative expenses	(61.1)	(3.0)	—	—	(64.1)
Acquisition and integration expense	(185.3)	(44.8)	—	—	(230.1)
Income (loss) from operations	(126.4)	70.5	157.0	(108.7)	(7.6)

Other income	0.9	17.6	—	(17.0)	1.5
Interest expense	(165.7)	(9.5)	(21.1)	17.0	(179.3)
(Loss) income before income tax expense	(291.2)	78.6	135.9	(108.7)	(185.4)

Income tax (benefit) expense	(152.4)	30.0	33.1	1.4	(87.9)
Net income (loss)	(138.8)	48.6	102.8	(110.1)	(97.5)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—	(41.2)	—	(41.2)
Net income (loss) attributable to AECOM	$(138.8)	$48.6	$61.6	$(110.1)	$(138.7)

	For the six months ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

Revenue	$—	$1,707.1	$2,136.0	$(17.0)	$3,826.1

Cost of revenue	—	1,654.6	2,022.9	(17.0)	3,660.5
Gross profit	—	52.5	113.1	—	165.6

Equity in earnings from subsidiaries	141.0	3.6	—	(144.6)	—
Equity in earnings of joint ventures	—	6.4	37.1	—	43.5
General and administrative expenses	(50.3)	—	—	—	(50.3)
Income from operations	90.7	62.5	150.2	(144.6)	158.8

Other (expense) income	(0.4)	—	0.3	(0.1)	(0.2)
Interest expense	(19.6)	(0.6)	(0.8)	0.1	(20.9)
Income before income tax expense	70.7	61.9	149.7	(144.6)	137.7

Income tax (benefit) expense	(25.8)	21.0	44.2	(0.7)	38.7
Net income	96.5	40.9	105.5	(143.9)	99.0
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—	(2.4)	—	(2.4)
Net income attributable to AECOM	$96.5	$40.9	$103.1	$(143.9)	$96.6

Condensed Consolidating Statements of Comprehensive Income (Loss)

(unaudited—in millions)

	For the six months ended March 31, 2015
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

Net income (loss)	$(138.8)	$48.6	$102.8	$(110.1)	$(97.5)
Other comprehensive (loss) income, net of tax:
Net unrealized loss on derivatives, net of tax	(5.2)	—	—	—	(5.2)
Foreign currency translation adjustments	—	—	(237.6)	—	(237.6)
Pension adjustments, net of tax	1.7	—	12.1	—	13.8
Other comprehensive loss, net of tax	(3.5)	—	(225.5)	—	(229.0)
Comprehensive (loss) income, net of tax	(142.3)	48.6	(122.7)	(110.1)	(326.5)
Noncontrolling interests in comprehensive loss of consolidated subsidiaries, net of tax	—	—	(38.5)	—	(38.5)
Comprehensive (loss) income attributable to AECOM, net of tax	$(142.3)	$48.6	$(161.2)	$(110.1)	$(365.0)

	For the six months ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

Net income	$96.5	$40.9	$105.5	$(143.9)	$99.0
Other comprehensive (loss) income, net of tax:
Net unrealized gain on derivatives, net of tax	0.7	—	—	—	0.7
Foreign currency translation adjustments	—	—	(23.6)	—	(23.6)
Pension adjustments, net of tax	5.5	—	(6.1)	—	(0.6)
Other comprehensive (loss) income, net of tax	6.2	—	(29.7)	—	(23.5)
Comprehensive income, net of tax	102.7	40.9	75.8	(143.9)	75.5
Noncontrolling interests in comprehensive income of consolidated subsidiaries, net of tax	—	—	(1.9)	—	(1.9)
Comprehensive income attributable to AECOM, net of tax	$102.7	$40.9	$73.9	$(143.9)	$73.6

Condensed Consolidating Statements of Cash Flows

(unaudited - in millions)

	For the six months ended March 31, 2015
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES:	$(138.6)	$309.2	$162.0	$—	$332.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(3,562.3)	113.9	169.2	—	(3,279.2)
Net investment in unconsolidated joint ventures	—	(1.2)	(13.6)	—	(14.8)
Proceeds from sale of investments	—	—	0.6	—	0.6
Payments for capital expenditures, net of disposals	(30.4)	(15.1)	(10.1)	—	(55.6)
Receipts from intercompany notes receivable	61.1	—	—	(61.1)	—
Other intercompany investing activities	508.6	128.2	—	(636.8)	—
Net cash (used in) provided by investing activities	(3,023.0)	225.8	146.1	(697.9)	(3,349.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	4,674.7	4.4	86.4	—	4,765.5
Repayments of borrowings under credit agreements	(2,997.1)	(11.3)	(66.7)	—	(3,075.1)
Issuance of unsecured senior notes	1,600.0	—	—	—	1,600.0
Net change in overdrafts	(8.3)	(6.4)	(4.5)	—	(19.2)
Prepayment penalty on unsecured senior notes	(55.6)	—	—	—	(55.6)
Cash paid for debt and equity issuance costs	(87.1)	—	—	—	(87.1)
Proceeds from issuance of common stock	8.7	—	—	—	8.7
Proceeds from exercise of stock options	4.5	—	—	—	4.5
Payments to repurchase common stock	(11.5)	—	—	—	(11.5)
Excess tax benefit from share-based payment	2.5	—	—	—	2.5
Net distributions to noncontrolling interests	—	—	(58.9)	—	(58.9)
Intercompany notes repayments	—	—	(61.1)	61.1	—
Other intercompany financing activities	—	(483.3)	(153.5)	636.8	—
Net cash provided by (used in) financing activities	3,130.8	(496.6)	(258.3)	697.9	3,073.8

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(19.0)	—	(19.0)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(30.8)	38.4	30.8	—	38.4
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33.4	85.8	455.0	—	574.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2.6	$124.2	$485.8	$—	$612.6

Condensed Consolidating Statements of Cash Flows

(unaudited - in millions)

	For the six months ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES:	$(62.3)	$148.7	$19.6	$—	$106.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	—	—	(0.7)	—	(0.7)
Cash acquired from consolidation of joint venture	—	—	19.0	—	19.0
Net investment in unconsolidated joint ventures	—	9.7	(50.0)	—	(40.3)
Proceeds from sale of investments	—	—	1.4	—	1.4
Payments for capital expenditures, net of disposals	(7.1)	(11.4)	(14.7)	—	(33.2)
Receipts from intercompany notes receivable	69.9	—	—	(69.9)	—
Other intercompany investing activities	122.5	36.3	—	(158.8)	—
Net cash provided by (used in) investing activities	185.3	34.6	(45.0)	(228.7)	(53.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	1,032.5	—	8.8	—	1,041.3
Repayments of borrowings under credit agreements	(1,112.1)	—	(1.8)	—	(1,113.9)
Issuance of unsecured senior notes	(2.6)	—	—	—	(2.6)
Net change in overdrafts	(22.9)	—	0.8	(3.2)	(25.3)
Proceeds from issuance of common stock	7.9	—	—	—	7.9
Proceeds from exercise of stock options	5.9	—	—	—	5.9
Payments to repurchase common stock	(34.2)	—	—	—	(34.2)
Excess tax benefit from share-based payment	0.6	—	—	—	0.6
Net distributions to noncontrolling interests	—	—	(24.6)	—	(24.6)
Intercompany notes repayments	—	—	(69.9)	69.9	—
Other intercompany financing activities	—	(171.6)	12.8	158.8	—
Net cash used in financing activities	(124.9)	(171.6)	(73.9)	225.5	(144.9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(5.5)	—	(5.5)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1.9)	11.7	(104.8)	(3.2)	(98.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4.4	80.2	516.1	—	600.7
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2.5	$91.9	$411.3	$(3.2)	$502.5